Viveon Health Acquisition Corp.
c/o Gibson, Deal & Fletcher PC
Spalding Exchange
3953 Holcomb Bridge Road
Suite 200
Norcross Georgia 30092

July 12, 2021

Via email (646) 465-9039

Chardan Capital Markets, LLC
17 State Street, Suite 2100
New York, New York 10004
Attention: George Kaufman

Re: Addendum to the Addendum to the Underwriting Agreement dated April 20, 2021

Dear George:

Reference is made to the Addendum to the Underwriting Agreement dated April 20, 2021 (the "***Addendum Agreement***") between Viveon Health Acquisition Corp. ("***Company***") and Chardan Capital Markets ("***Chardan***"). All capitalized terms used but not otherwise defined herein have the meanings ascribed thereto in the Addendum Agreement. This Letter Agreement shall be deemed to be an Addendum to the Agreement (this "***Additional Addendum***"), and all of the applicable terms of the Agreement shall apply to this Addendum.

Pursuant to Paragraph 2 of the Addendum Agreement, the Chardan agreed to a full and complete waiver and release of the right of first refusal ("***ROFR***") with respect to any and all future public and private equity, convertible and debt offerings by the Company or any successor to or any subsidiary of the Company during the twelve (12) month period following the closing of a Business Combination.

The Company and Chardan hereby agree that in the event Chardan introduces a target to the Company ("***Introduced Target***") that results in a business combination between the target and the Company, the ROFR will be reinstated as originally stated in the Underwriting Agreement between the Company and Chardan, dated December 22, 2020. Further, the Company agrees to engage Chardan as its M&A advisor in connection with the business combination involving such Introduced Target and will pay Chardan a fee equal to 0.5% of the aggregate value of the Introduced Target, measured prior to the business combination, paid in cash or shares of the Company (each share valued at the redemption price of the company's shares at the time of the business combination) at the Company's option ("***Introduced Target M&A Fee***") provided that the Introduced Target M&A Fee will be paid by the available cash or shares being issued at the close of the business combination.

Except as provided in this Additional Agreement, all of the terms and conditions of the Addendum Agreement shall remain in full force and effect.

This Additional Agreement may be executed and delivered in counterparts, each of which when so executed shall be deemed an original, but all such counterparts together shall constitute one and the same instrument. Any executed copy of this Additional Agreement delivered by means of facsimile or other electronic transmission shall be deemed to be, and shall be enforceable to the same extent as, an original executed copy of this Letter Agreement.

This Additional Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

If the foregoing correctly states Chardan's understanding, please acknowledge Chardan's agreement to the provisions set forth herein by returning a fully-executed copy of this letter to the undersigned.

Very truly yours,

Jagi Gill

Viveon Health Acquisition Corp.

By: ______________________

Name: Jagi Gill
Title: Chief Executive Officer

Accepted and agreed to this 12th day of July, 2021:

Chardan Capital Markets, LLC

By: ______________________

Name: George Kaufman
Title: Managing Director